Exhibit 99.1

FOR RELEASE

Date: October 24, 2023

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Net Income of $6.5 million for the Three Months Ended
September 30, 2023 and is Selected for the Piper Sandler Sm-All Stars Class of 2023 for the Seventh Consecutive Year

Catskill, N.Y. – October 24, 2023- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three months ended September 30, 2023, which is the first quarter of the Company’s fiscal year ending June 30, 2024.  Net income for the three months ended September 30, 2023 was $6.5 million, or $0.38 per basic and diluted share, as compared to $9.0 million, or $0.53 per basic and diluted share, for the three months ended September 30, 2022. Net income decreased $2.5 million, or 28.4%, when comparing the three months ended September 30, 2023 and 2022.

Highlights:
•	Net Income: $6.5 million for the three months ended September 30, 2023
•	Total Assets: $2.7 billion at September 30, 2023
•	Net Loans: $1.43 billion at September 30, 2023, a new record high
•	Return on Average Assets: 0.99% for the three months ended September 30, 2023
•	Return on Average Equity: 14.09% for the three months ended September 30, 2023

Donald Gibson, President & CEO stated: “I am proud of our team’s continued outstanding performance. Greene County Bancorp, Inc. has been recognized by Piper Sandler, as a member of their Sm-All Stars Class of 2023, and is the only bank in the country to have currently achieved seven consecutive years on this prestigious list. To earn Sm-All Star status, companies need to have a market cap below $2.5 billion, and clear numerous hurdles related to growth, profitability, credit quality, and capital strength. Piper Sandler’s objective is to identify the top performing small-cap banks and thrifts in the country.

I am also pleased to report we have opened our new Wealth Management Center, located at 345 Main Street, Catskill, NY, which will serve as the home base for our growing Corporate Cash Management, Private Banking and Investment Service teams. The Wealth Management Center, located in Catskill's Historic District, is an iconic building which was originally built in 1910 and served as the headquarters for The Tanners National Bank. Our goal was to completely renovate the building with state-of-the-art technology, while maintaining its historic character. I am proud to report we accomplished that goal as the Wealth Management Center has been approved and is now listed on the historic register.”

Total consolidated assets for the Company were $2.7 billion at September 30, 2023, primarily consisting of $1.4 billion of net loans and $1.0 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.4 billion at September 30, 2023, consisting of retail, business and municipal banking relationships.

Pre-provision net income was $6.9 million for the three months ended September 30, 2023 as compared to the pre-provision net income of $8.5 million, for the three months ended September 30, 2022, a decrease of $1.6 million, or 18.9%, as the Company booked a negative provision for loan losses for the three months ended September 30, 2022. The decrease in net income was primarily the result of net interest margin compression due to the current interest rate environment, as the Federal Reserve rapidly raised rates since March of 2022. Additionally, due to the high profile failure of certain regional banks this spring and the ensuing industry turmoil, the Company has maintained higher levels of cash liquidity by obtaining brokered deposits, which increased the interest expense on deposits. Further, in an effort to maintain our customer relationships, the Company raised rates paid on deposits, which has been at a faster rate than the Company was able to reprice assets.  The Company believes that increasing deposits rates and maintaining long-term relationships will benefit the Company for continued growth and earnings potential in the future.

Selected highlights for the three months ended September 30, 2023 are as follows:

Net Interest Income and Margin
•
Net interest income decreased $2.4 million to $13.4 million for the three months ended September 30, 2023 from $15.8 million for the three months ended September 30, 2022. The decrease in net interest income was due to an increase in the average balance of interest-bearing liabilities, which increased $89.7 million when comparing the three months ended September 30, 2023 and 2022, and increases in rates paid on interest-bearing liabilities, which increased 148 basis points when comparing the three months ended September 30, 2023 and 2022. The decrease in net interest income was partially offset by increases in the average balance of interest-earning assets, which increased $80.4 million when comparing the three months ended September 30, 2023 and 2022, and increases in interest rates on interest-earning assets, which increased 85 basis points when comparing the three months ended September 30, 2023 and 2022.

Average loan balances increased $115.6 million and the yield on loans increased 74 basis points when comparing the three months ended September 30, 2023 and 2022. Average securities decreased $93.2 million and the yield on such securities increased 67 basis points when comparing the three months ended September 30, 2023 and 2022.  Average interest-bearing bank balances and federal funds increased $59.2 million and the yield increased 369 basis points when comparing the three months ended September 30, 2023 and 2022.

The cost of NOW deposits increased 177 basis points, the cost of certificates of deposit increased 263 basis points, and the cost of savings and money market deposits increased 13 basis points when comparing the three months ended September 30, 2023 and 2022. The increase in the cost of interest-bearing liabilities was also due to growth in the average balance of interest-bearing liabilities of $89.7 million. This was due to an increase in NOW deposits of $176.4 million and an increase in average certificates of deposits of $48.0 million, offset by a decrease in average savings and money market deposits of $99.5 million and a decrease in average borrowings of $35.1 million when comparing the three months ended September 30, 2023 and 2022. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three months ended September 30, 2023, as the Federal Reserve Board raised interest rates throughout the calendar year 2022 and into the third quarter of calendar year 2023.
•
Net interest rate spread and margin both decreased when comparing the three months ended September 30, 2023 and 2022. Net interest rate spread decreased 63 basis points to 1.89% for the three months ended September 30, 2023 compared to 2.52% for the three months ended September 30, 2022. Net interest margin decreased 46 basis points to 2.12%, for the three months ended September 30, 2023 compared to 2.58% for the three months ended September 30, 2022. The decrease during the current quarter was due to the higher interest rate environment, which resulted in higher rates paid on deposits, resulting in higher interest expense. This was partially offset by increases in interest income on loans and securities, as they reprice at higher yields and the interest rates earned on new balances were higher than the historic low levels from the prior period.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.37% and 2.76% for the three months ended September 30, 2023 and 2022.

CECL Adoption
•
During the quarter ended September 30, 2023, the Company’s first quarter of fiscal 2024, the Company adopted the Current Expected Credit Loss (CECL) accounting standard effective July 1, 2023. As a result of the day-one CECL adjustment, the Company recognized a $1.3 million decrease to the allowance for credit losses on loans, a $503,000 increase to the allowance for credit losses on investment securities held-to-maturity, a $1.5 million increase to the reserve for unfunded loan commitments, and a $510,000 decrease to retained earnings, net of $186,000 in deferred income taxes, compared to fiscal year end June 30, 2023.

Credit Quality and Provision for Credit Losses on Loans
•
Provision for credit losses amounted to $457,000 for the three months ended September 30, 2023. The provision for credit losses on loans amounted to $462,000 for the three months ended September 30, 2023, compared to a benefit of $499,000 for the three months ended September 30, 2022. The loan provision for the three months ended September 30, 2023 was primarily due to the growth in gross loans and increases in the qualitative factor adjustments. The allowance for credit losses on loans to total loans receivable was 1.40% at September 30, 2023 compared to 1.51% at June 30, 2023 and 1.42% at day-one CECL adoption (July 1, 2023).

•
Loans classified as substandard or special mention totaled $43.8 million at September 30, 2023 and $41.9 million at June 30, 2023, an increase of $1.9 million. There were no loans classified as doubtful or loss at September 30, 2023 or June 30, 2023.

•
Net charge-offs amounted to $93,000 and $115,000 for the three months ended September 30, 2023 and 2022, respectively, a decrease of $22,000. There were no significant charge offs in any loan segment during the three months ended September 30, 2023.

•
Nonperforming loans amounted to $5.5 million at September 30, 2023 and June 30, 2023. The activity in nonperforming loans during the period included $87,000 in loan repayments, $19,000 in loans returning to performing status, $3,000 in charge-offs or transfers to foreclosed, and $138,000 of loans placed into nonperforming status. At September 30, 2023, nonperforming assets were 0.22% of total assets compared to 0.21% at June 30, 2023. Nonperforming loans were 0.38% and 0.39% of net loans at September 30, 2023 and June 30, 2023, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $201,000, or 6.5%, to $3.3 million for the three months ended September 30, 2023 compared to $3.1 million for the three months ended September 30, 2022. The increase for the three month period was primarily due to an increase in investment service income and fee income earned on customer interest rate swap contracts, as well as income from bank owned life insurance.

•
Noninterest expense remained unchanged at $8.8 million for the three months ended September 30, 2023 and September 30, 2022. During the three months ended September 30, 2023, there was an increase in computer software and supplies of $130,000 due to the Company purchasing new equipment to upgrade our IT infrastructure, which was partially offset by a decrease in service and data processing fees paid, as compared to the three months ended September 30, 2022.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 13.0% for the three months ended September 30, 2023 and 15.0% for the three months ended September 30, 2022. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, and income received on the bank owned life insurance, to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate was the result of an increase in tax-exempt income proportional to total income.

Balance Sheet Summary
•	Total assets of the Company remained unchanged at $2.7 billion at September 30, 2023 and at June 30, 2023.
•
Total cash and cash equivalents for the Company were $130.3 million at September 30, 2023 and $196.4 million at June 30, 2023. The Company held excess cash balances for both quarter ends in response to the recent industry turmoil and has continued to maintain strong capital and liquidity positions as of September 30, 2023.

•
Securities available-for-sale and held-to-maturity remained unchanged at $1.0 billion at September 30, 2023 and at June 30, 2023. Securities purchases totaled $85.0 million during the three months ended September 30, 2023 and consisted primarily of $84.3 million of state and political subdivision securities. Principal pay-downs and maturities during the three months ended September 30, 2023 amounted to $66.1 million, primarily consisting of $61.5 million of state and political subdivision securities, and $3.8 million of mortgage-backed securities.

•
Net loans receivable increased $40.4 million, or 2.9%, to $1.43 billion at September 30, 2023 from $1.39 billion at June 30, 2023.  The loan growth experienced during the three months consisted primarily of $27.9 million in commercial real estate loans, $6.7 million in residential real estate loans, $2.6 million in home equity loans and $2.3 million in commercial loans.

•
Deposits totaled $2.4 billion at both September 30, 2023 and at June 30, 2023. NOW deposits increased $28.4 million, or 1.6%, and noninterest-bearing deposits increased $7.0 million, or 4.4%, when comparing September 30, 2023 and June 30, 2023. Certificates of deposits decreased $16.3 million, or 12.7%, money market deposits decreased $14.1 million, or 12.3%, and savings deposits decreased $21.7 million, or 7.2%, when comparing September 30, 2023 and June 30, 2023.  As of September 30, 2023, the overall brokered deposit balance amounted to $62.7 million, which included $15.0 million of NOW deposits in the form of IntraFi Insured Network Deposits and $47.7 million of certificates of deposits in the form of brokered certificates of deposits. As of June 30, 2023, the overall brokered deposits balance amounted to $60.0 million of brokered certificates of deposits. The Company maintained the increased level of brokered deposits to support overall liquidity and a higher cash position.

•
Borrowings for the Company amounted to $49.5 million of Fixed-to-Floating Rate Subordinated Notes and $4.4 million of long-term borrowings with the Federal Home Loan Bank of New York at September 30, 2023 compared to $49.5 million of Fixed-to-Floating Rate Subordinated Notes at June 30, 2023, an increase of $4.4 million.

•
Shareholders’ equity increased to $184.2 million at September 30, 2023 from $183.3 million at June 30, 2023, resulting primarily from net income of $6.5 million, partially offset by dividends declared and paid of $1.4 million, an increase in accumulated other comprehensive loss of $3.7 million and the day-one CECL adoption impact of $510,000.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and excluding provision for credit losses from net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months
	Ended September 30,
Dollars in thousands, except share and per share data	2023	2022
Interest income	$24,672	$18,640
Interest expense	11,233	2,806
Net interest income	13,439	15,834
Provision for credit losses[6]	457	(499)
Noninterest income	3,299	3,098
Noninterest expense	8,845	8,797
Income before taxes	7,436	10,634
Tax provision	967	1,598
Net Income	$6,469	$9,036

Basic and diluted EPS	$0.38	$0.53
Weighted average shares outstanding	17,026,828	17,026,828
Dividends declared per share[4]	$0.08	$0.07

Selected Financial Ratios
Return on average assets[1]	0.99%	1.43%
Return on average equity[1]	14.09%	22.55%
Net interest rate spread[1]	1.89%	2.52%
Net interest margin[1]	2.12%	2.58%
Fully taxable-equivalent net interest margin[2]	2.37%	2.76%
Efficiency ratio[3]	52.84%	46.47%
Non-performing assets to total assets	0.22%	0.21%
Non-performing loans to net loans	0.38%	0.41%
Allowance for credit losses on loans to non-performing loans[6]	369.10%	407.79%
Allowance for credit losses on loans to total loans[6]	1.40%	1.64%
Shareholders’ equity to total assets	6.85%	6.18%
Dividend payout ratio[4]	21.05%	13.21%
Actual dividends paid to net income[5]	21.05%	6.04%
Book value per share	$10.82	$9.37
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three months ended September 30, 2023 and 2022, 4.44% for New York State income taxes for the three months ended September 30, 2023 and 2022. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended September 30,
(Dollars in thousands)	2023	2022
Net interest income (GAAP)	$13,439	$15,834
Tax-equivalent adjustment	1,563	1,125
Net interest income (fully taxable-equivalent basis)	$15,002	$16,959

Average interest-earning assets	$2,534,918	$2,454,479
Net interest margin (fully taxable-equivalent basis)	2.37%	2.76%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months December 31, 2021, March 31, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023. Dividends declared during the three months ended June 30, 2022 and September 30, 2023 were paid to the MHC.
6 The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At September 30, 2023	At June 30, 2023
(Dollars In thousands, except share data)
Assets
Cash and due from banks	$23,454	$15,305
Interest-bearing deposits	106,799	181,140
Total cash and cash equivalents	130,253	196,445

Long term certificate of deposit	4,070	4,576
Securities- available for sale, at fair value	308,716	281,133
Securities- held to maturity, at amortized cost, net of allowance for credit losses of $498 at September 30, 2023[6]	711,716	726,363
Equity securities, at fair value	299	306
Federal Home Loan Bank stock, at cost	1,979	1,682

Gross loans receivable	1,448,402	1,408,791
Less: Allowance for credit losses on loans[6]	(20,249)	(21,212)
Unearned origination fees and costs, net	(62)	75
Net loans receivable	1,428,091	1,387,654

Premises and equipment	15,282	15,028
Bank owned life insurance	55,425	55,063
Accrued interest receivable	13,761	12,249
Foreclosed real estate	302	302
Prepaid expenses and other assets	18,301	17,482
Total assets	$2,688,195	$2,698,283

Liabilities and shareholders’ equity
Noninterest bearing deposits	$166,054	$159,039
Interest bearing deposits	2,254,427	2,278,122
Total deposits	2,420,481	2,437,161

Borrowings from FHLB, long-term	4,374	-
Subordinated notes payable	49,542	49,495
Accrued expenses and other liabilities	29,630	28,344
Total liabilities	2,504,027	2,515,000
Total shareholders’ equity	184,168	183,283
Total liabilities and shareholders’ equity	$2,688,195	$2,698,283
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

6 The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.